 EXHIBIT 5.1

Newman & Morrison LLP 44 Wall Street New York, NY 10005 Tel: (212) 248-1001 Fax: (212) 232-0386 www.newmanmorrison.com

December 14, 2016

IASO BioMed, Inc.

7315 East Peakview Avenue

Centennial, Colorado 80111

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as counsel for IASO BioMed, Inc., a Colorado corporation (the “Company”), in connection with the Registration Statement on Form S-1, as amended (the “Registration Statement”) relating to the registration for the public offering of up to 10,000,000 shares (the “Offering Shares”) of common stock of the Company, par value $0.0001 per share (the “Common Stock ”), and 3,000,000 shares (the “Selling Stockholder Shares,” together with the Offering Shares, the “Shares”) of Common Stock which are to be offered and sold by certain stockholders of the Company (the “Selling Stockholders”) as set forth in the Registration Statement. As used in this opinion letter, the term “IPO Prospectus” refers to the Offering Prospectus in the Registration Statement in the form first filed with the Commission following the Effective Time pursuant to Rule 424(b) of the rules and regulations under the Securities Act.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement.  For purposes of this opinion, we have examined the Registration Statement, the Company’s Articles of Incorporation and Bylaws, each as amended to date, and the corporate actions of the Company that provides for the issuance of the Shares and we have made such other investigation as we have deemed appropriate.  We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion; we have also relied on a certificate from an officer of the Company.

We have made assumptions that are customary in opinions of this kind, including the assumptions of the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

IASO BioMed, Inc.

December 14, 2016

Based upon and subject to the foregoing, it is our opinion that the Shares have been duly authorized and the Selling Stockholder shares are, and the Offering Shares when issued and paid for as described in the Registration Statement and IPO Prospectus, will be, validly issued, fully paid and non-assessable.

This opinion is limited to the Federal laws of the United States, and the applicable statutory provisions of the Colorado Revised Statutes of the State of Colorado, including all applicable provisions of the Colorado Constitution and all regulations related to and all reported judicial decisions interpreting those laws and provisions.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to this firm in the Registration Statement under the heading “Legal Matters.”

This opinion is rendered pursuant to Item 601(b)(5)(i) of Regulation S-K under the Act and may not be used or relied upon for any other purpose. This opinion is given as of the effective date of the Registration Statement, and we assume no obligation to update or supplement the opinions contained herein to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

Very truly yours,

/s/ Newman & Morrison, LLP

Newman & Morrison, LLP